Exhibit 99.1

NEWS RELEASE Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Brent D. Smith, CFO, bsmith@mainstcapital.com 713-350-6000

MSC Income Fund Announces Dividend
and Reinstatement of Share Repurchase Program

Quarterly Dividend of $0.10 per Share Payable April 1, 2021

HOUSTON, March 8, 2021 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that its Board of Directors (the “Board”) has declared a quarterly cash dividend of $0.10 per share. This dividend will be payable on April 1, 2021 to holders of the Company’s common stock as of a record date of March 31, 2021. The Company had previously suspended dividends to its stockholders in order to preserve financial flexibility and liquidity in response to the negative impacts of the COVID-19 pandemic. The Company’s decision to resume dividend payments to its stockholders reflects its belief that the recent actions taken by the Company to increase its access to liquidity and diversify its sources of capital have adequately addressed these prior liquidity concerns and that the Company’s investment portfolio is performing at a level that allows the Company to resume paying dividends to its stockholders on a quarterly basis, subject to future Board approval.

Additionally, the Board approved the reinstatement of the Company’s Share Repurchase Program, which commits the Company to repurchase, on a quarterly basis, the lesser of (i) the number of shares the Company can repurchase with the proceeds it receives from the issuance of shares under the Company’s dividend reinvestment plan (“DRIP”) and (ii) 2.5% of the weighted average number of shares outstanding in the prior four calendar quarters, at the discretion of the Board. For the purposes of the first repurchase beginning in April 2021, the Company has determined that the aggregate repurchase will equal 90% of the amount of DRIP proceeds resulting from the April 1, 2021 dividend payment. Stockholders who hold shares in their own name will receive instructions on how to access the tender offer materials in the mail after a tender offer is announced. These materials must be completed and returned to the Company in proper form before the applicable expiration date. If shares are custodian held or broker controlled, materials must be timely submitted in proper form by your custodian or broker on your behalf. If you do not receive the tender offer materials after a tender offer is announced, please contact your broker or Hines Investor Relations at 888-220-6121.

In commenting on the Company’s dividend declaration, Dwayne L. Hyzak, the Company’s Chief Executive Officer, stated, “While we continue to work to improve the Company’s operating results and financial condition after the impacts of the COVID-19 pandemic, we are pleased that we have significantly improved the Company’s liquidity position and capital structure over the last few months and we are also pleased with how the Company’s investment portfolio is performing. We believe that these improvements to the Company’s liquidity position and capital structure have positioned the Company to continue to manage through the remaining challenges caused by the pandemic and to execute on our pipeline of attractive investment opportunities as we work to continue to improve the Company’s operating results.”

The final determination of the tax attributes for dividends each year are made after the close of the tax year. The final tax attributes for 2021 dividends are currently expected to include a combination of ordinary taxable income and qualified dividends and may include capital gains and return of capital.

The Company has adopted an “opt in” dividend reinvestment plan for its stockholders. As a result, stockholders will receive dividends in cash unless they specifically “opt in” to the dividend reinvestment plan to have their cash dividend reinvested in additional shares of the Company’s common stock.

Stockholders of the Company are encouraged to visit the Company’s website at www.mscincomefund.com for additional periodic updates regarding the Company and to sign up for email updates from the Company through the Company’s website at www.mscincomefund.com/new/email-alerts. A presentation containing additional information regarding the dividend and Share Repurchase Program is being posted to the Company’s website in connection with this announcement.

For general inquiries regarding the Company, please contact:

MSC Adviser I, LLC

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

For inquiries regarding a specific account or holdings therein, please contact:

Hines Securities Investor Relations

888-220-6121

ABOUT MSC INCOME FUND, INC.

MSC Income Fund, Inc. is a specialty finance company that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million. The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC

MSC Adviser is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940. It currently manages investments for third parties, including MSC Income Fund, Inc.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the continued payment of future dividends, continued repurchase of shares through the Share Repurchase Program and the potential tax attributes for 2021 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

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